Exhibit 10(a) – Court Order on President of the Trustees’ Compensation
and Annual Hearing of Accounts dated May 14, 2003

STATE OF MINNESOTA	DISTRICT COURT
COUNTY OF RAMSEY	SECOND JUDICIAL DISTRICT
Court File No. C5-72-386008

In the Matter of the Trust known as Great Northern Iron Ore Properties

ORDER

        This matter came on for hearing before the undersigned on May 14, 2003, upon the Petition for Allowance of Accounts and for Instructions filed by Joseph S. Micallef, Roger W. Staehle, Robert A. Stein and John H. Roe III, the Trustees of the Trust known as Great Northern Iron Ore Properties (“Trust”).

        Sue Ann Nelson of Oppenheimer Wolff & Donnelly LLP appeared on behalf of the Trustees of the Trust (“Trustees”).

        The Court, having heard the arguments of counsel, and based upon the Petition, the affidavits filed in support of the Petition and the entire file and record herein,

        IT IS HEREBY ORDERED:

1.	Due, published and mailed notice of this hearing was given pursuant to the Court’s Order dated April 9, 2003, as more fully appears from the proof of publication and affidavits of mailing contained in the file.

2.	The accounts of the Trustees for the calendar year 2002 are approved, settled and allowed in all respects.

Exhibit 10(a) – Court Order (continued)

3.	The requested increase in the compensation of the President of the Trust from $100,000 per annum to $150,000 per annum plus an increase in the maximum additional sum from $35,000 to $50,000 (computed as 1% of the excess of the gross income of the Trust over $5 million per annum up to a maximum additional sum of $50,000) is granted.

BY THE COURT
Date: May 14, 2003	By: /s/ Margaret Marinan
Judge of District Court